Exhibit 99.1

Minority Equality Opportunities Acquisition Inc. Announces Extension of Deadline to Complete Business Combination

Waxahachie, TX, September 2, 2022 – Minority Equality Opportunities Acquisition Inc. (NASDAQ: MEOA) (“MEOA” or the “Company”) announced today that its board of directors has elected to extend the date by which the Company has to consummate a business combination from August 30, 2022 to November 30, 2022 (the “Extension”), as permitted under the Company’s Amended and Restated Certificate of Incorporation. In connection with and as a condition to the Extension, an affiliate of Minority Equality Opportunities Acquisition Sponsor, LLC, the Company’s sponsor, deposited an aggregate of $1,265,000 (representing $0.10 per public share) into the Company’s trust account.

About Minority Equality Opportunities Acquisition Inc.

Minority Equality Opportunities Acquisition Inc. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, organized under the laws of the Delaware and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While the Company may pursue an initial business combination target in any business, industry or geographical location, it intends to focus its search on transactions with companies that are Minority owned, led or founded Businesses.

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